As filed with the Securities and Exchange Commission on August 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE STARS GROUP INC.

(Exact name of registrant as specified in its charter)

Ontario	98-0555397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Bay Street, South Tower, Suite 3205 Toronto, Ontario, Canada	M5J 2J1
(Address of Principal Executive Offices)	(Zip Code)

The Stars Group Inc. Stock Purchase Plan

(Full title of the plan)

Stars Group Services USA Corporation

4000 Hollywood Blvd., Suite 360-N,

Hollywood, Florida 33021

(Name and address of agent for service)

+1 (416)-306-0175

(Telephone number, including area code, of agent for service)

Copies to:

Lorne S. Cantor, Esq.

Drew M. Altman, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Suite 4400

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, no par value (reserved for issuance under the The Stars Group Inc. Stock Purchase Plan (the “SPP”))	4,000,000 Common Shares	$17.73	$70,920,000.00	$8,219.63

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares, no par value (“Common Shares”), of The Stars Group Inc., a corporation incorporated under the laws of Ontario, Canada (the “Registrant”), that become issuable under the SPP by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices per Common Share as reported by the NASDAQ Global Select Market on August 8, 2017.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the United States Securities and Exchange Commission (the “Commission”) by The Stars Group Inc., a corporation incorporated under the laws of Ontario, Canada, formerly Amaya Inc., a corporation incorporated under the laws of Quebec, Canada (the “Company,” “we,” “us” or “our”), are incorporated herein by reference:

(a)	Annual Report on Form 40-F, filed with the Commission on March 22, 2017;

(b)	Reports on Forms 6-K furnished to the Commission on January 20, 2017 (not including Exhibit 99.1), March 3, 2017 (not including Exhibit 99.1), April 6, 2017, April 25, 2017, May, 1, 2017 (not including Exhibit 99.1), May 5, 2017, May 12, 2017 (not including Exhibit 99.1), May 16, 2017 (not including Exhibit 99.1), May 23, 2017 (filed at 5:00 PM Eastern time), June 21, 2017 (not including Exhibit 99.2), August 1, 2017 (not including Exhibit 99.1) and August 9, 2017 (not including Exhibit 99.1); and

(c)	The description of the Common Shares contained in the Registration Statement on Form F-10, filed with the Commission on November 10, 2015 (the “Form F-10”), and any amendments to the Form F-10 filed subsequently thereto, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated under the laws of Ontario, Canada, we are subject to the Business Corporations Act (Ontario) (“BCA”). Section 136 of the BCA and Section 6 of our general by-laws provide for the indemnification of our directors and officers.

Section 136 provides as follows:

136 (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsections (3) and (4).

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Our general by-laws provide that we shall indemnify a current or former director or officer of the Company, or another individual who acts or acted at our request as a director or officer of another entity to the fullest extent permitted by the BCA. The rights of any person to indemnification granted by the BCA or our general by-laws are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs and legal representatives of that person. Our by-laws provide further that we may purchase and maintain insurance for the benefit of our directors, officers and other indemnified persons against any liability they may incur as a director or officer of the Company or in their capacity as a director or officer of another entity, if they act or acted in such capacity at our request.

We maintain liability insurance for our and our subsidiaries’ directors and officers in order to cover certain liabilities to which they may be exposed to in the course of their duties. The maximum liability insurance coverage for our and our subsidiaries’ directors and officers as a group is $150,000,000, subject to a deductible from $0 to $2,500,000 per claim, depending of the type of claim, as well as an additional $75,000,000 in coverage under a separate civil liability insurance policy. The separate policy is not subject to any deductible and covers directors and officers when the general directors and officers liability insurance policy has been depleted and in certain other pre-determined circumstances. Subject to certain terms and conditions, the general directors and officers liability insurance policy provides directors and officers with compensation in circumstances where they have not been compensated by us or where we are not authorized by law to do so. No portion of the premium has or will be paid by directors or officers. Moreover, we have entered into indemnification agreements with our directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See “Exhibit Index” following the signature page to this Registration Statement.

Pursuant to paragraph (a) of Item 8 of Part II of Form S-8, no opinion of counsel as to the legality of the securities being registered is filed herewith, as the securities registered hereunder are not original issuance securities.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on August 15, 2017.

THE STARS GROUP INC.

By:	/s/ Brian Kyle
Name:	Brian Kyle
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Rafael Ashkenazi, Brian Kyle and Marlon D. Goldstein his or her true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rafael Ashkenazi Rafael Ashkenazi	Chief Executive Officer (Principal Executive Officer)	August 15, 2017

/s/ Brian Kyle Brian Kyle	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2017

/s/ Divyesh (Dave) Gadhia Divyesh (Dave) Gadhia	Director and Chairman of the Board of Directors	August 15, 2017

/s/ David Lazzarato David Lazzarato	Director	August 15, 2017

/s/ Alfred F. Hurley, Jr. Alfred F. Hurley, Jr.	Director	August 15, 2017

/s/ Harlan Goodson Harlan Goodson	Director	August 15, 2017

/s/ Peter E. Murphy Peter E. Murphy	Director	August 15, 2017

/s/ Mary Turner Mary Turner	Director	August 15, 2017

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this Registration Statement to be signed by the undersigned, solely in the capacity of the duly authorized representative of the Registrant in the United States, on August 15, 2017.

STARS GROUP SERVICES USA CORPORATION
(Authorized U.S. Representative)

By:	/s/ Marlon D. Goldstein
Name:	Marlon D. Goldstein
Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Continuance of The Stars Group Inc., furnished as Exhibit 99.2 to our Form 6-K furnished with the Commission on August 1, 2017 (the “6-K”) and incorporated by reference herein.

4.2	General By-laws of The Stars Group Inc., furnished as Exhibit 99.3 to the 6-K and incorporated by reference herein.

4.3	Common Share Certificate Specimen, furnished as Exhibit 99.4 to the 6-K and incorporated by reference herein.

23.1	Consent of Deloitte LLP

24.1	Power of Attorney (included on signature pages hereto).

Pursuant to paragraph (a) of Item 8 of Part II of Form S-8, no opinion of counsel as to the legality of the securities being registered is filed herewith, as the securities registered hereunder are not original issuance securities.